EXHIBIT 2.2


              FIRST ADDENDUM TO THE AGREEMENT AND PLAN OF MERGER

                 BETWEEN INTEGRATED PERFORMANCE SYSTEMS, Inc.
                                      &
                          BEST CIRCUIT BOARDS, Inc.

                              November 24, 2004

 ----------------------------------------------------------------------------

 WHEREAS, Integrated Performance Systems, Inc. ("IPS") and Best Circuit Boards, Inc. ("BCB") (collectively referred to as "the Parties") executed an Agreement and Plan of Merger on October 22, 2004 (the "Merger
 Transaction");

 WHEREAS, both parties wish to add to and modify certain provisions to that agreement;

 THEREFORE, the parties to the above-referenced agreement hereby make the following changes to that agreement:


 1. Section 1.4, entitled "Merger Consideration; Preliminary Merger Consideration and Adjustments," is hereby amended and replaced with the following:

      (a) (i) Subject to any adjustments as may be contemplated herein, the consideration to be paid and delivered by the Buyer to the Shareholders shall be in an amount as set forth in Schedule 1.4 and hereinafter referred to as the Merger Consideration.

         (ii) Subject to any adjustments as may be required hereunder, a portion of the Merger Consideration shall be under three notes payable (as defined below), and a portion shall be payable in shares of IPS preferred stock, Series F, one share of which is convertible into 1,000 shares of common stock of IPS (the "Integrated Shares").

      (b) (i) The Merger Consideration agreed to by all parties involved is a $3,000,000.00 note payable due in 3 months, a $1,000,000 note payable due in 3 years, a note payable in an amount to be determined under Section 7.3 below with respect to advances made by Company and Shareholders on behalf of Buyers, and Integrated common stock equal to 67.25% of the total issued and outstanding at the time of closing.

      (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of capital stock of the Company, Shareholders of Company collectively shall receive a number of shares of Integrated equal to 67.25% of the total issued and outstanding at the time of closing (the "Preliminary Stock Consideration"); (B) A note payable in the amount of three million dollars ($3,000,000.00) (the "Note Three Consideration") - see Exhibit C2 for Promissory Note Three;
      (C) a note payable in the amount of $1,000,000 (the "Note One Consideration") - see Exhibit B for Promissory Note One; and (D) a note payable in an amount to be determined under Section 7.3 below (the "Note Two Consideration") - see Exhibit C for the Promissory Note Two).

      (d) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all Company Shares shall be transferred to Gregory W. Mitchell as escrow agent and trustee as security for the payment of the promissory notes described herein, and each holder of Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive, without interest, the Merger Consideration in accordance with this
      Section 1.4 hereof upon the surrender of a certificate (a "Certificate") representing such Company Shares.

      (e) Each Company Share issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, be transferred to escrow agent and trustee.

      (g) At Closing, the BUYERS shall pay and deliver to the Company Shareholders the Notes One, Two, and Three as described in subsection
      (c) of this section, and stock consideration as described herein.

           (i) Exclusive of Company's right of future set-offs as provided in Section 1.7 below, the agreed upon Merger Consideration shall not be subject to any adjustments.

 The Stock Consideration shall be represented by the BUYER Integrated's Series F Preferred Shares, which have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and are subject to sale restrictions thereunder. Such restrictions shall be made in the form of a restrictive legend placed on such shares..

 2.  Section 1.5 is hereby added, to read as follows:

 S1.5.  Adjustments to the Preliminary Stock Consideration

 For purposes of the closing of the Merger Transaction, certain assumptions will be made regarding the number of common shares estimated to be issued and outstanding following the Capital Raise (as described in subsection
 7.2.2 below).   At such time as the exact number of shares issued and
 outstanding can be determined subsequent to the Capital Raise, the number of shares of Integrated's Series F Preferred issued pursuant to Section 1.4 above shall be adjusted to reflect the 67.25% as described above.

 3. Section 6.2. is hereby amended by replacing every instance of "75%" with "100%".

 4. Section 7.2.4. is hereby amended by replacing every instance of "75%" with "100%".




 /s/ Brad Jacoby                    /s/ D. Ronald Allen
 -------------------------          ------------------------------------
 Brad Jacoby                        D. Ronald Allen
 Best Circuit Boards, Inc.          Integrated Performance Systems, Inc.
 Its:  President/Chairman           Its:  President/Chairman